Exhibit 99.1

           SERVICE CORPORATION INTERNATIONAL ANNOUNCES INCREASE IN ITS
                            SHARE REPURCHASE PROGRAM

    HOUSTON, June 23 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, announced today an increase in its share repurchase program authorizing the investment of an additional $100 million to repurchase its common stock. The Company plans, subject to market conditions and normal trading restrictions, to make purchases from time to time in the open market or through privately negotiated transactions.

    The Company recently completed its previously announced share repurchase programs totaling $300 million in aggregate. Since the inception of these programs in August 2004, the Company repurchased approximately 43.5 million shares at a total cost of approximately $300 million, or an average total cost of approximately $6.90 per share.

    As of June 20, 2005, SCI had approximately 299.4 million shares of common stock outstanding.

    Cautionary Statement on Forward-Looking Statements
    The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of us. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, the market price of our common stock, the nature of other investment opportunities presented to us from time to time, and the availability of funds necessary to continue purchasing stock.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

    Service Corporation International, headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,169 funeral service locations and 390 cemeteries in North America as of March 31, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com .

    For additional information contact:

    Investors:  Debbie Young - Director / Investor Relations
                (713) 525-9088

    Media:      Terry Hemeyer - Managing Director / Corporate Communications
                (713) 525-5497

SOURCE  Service Corporation International
    -0-                             06/23/2005
    /CONTACT: investors, Debbie Young, Director-Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director-Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /